Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” for the DWS Unconstrained Income VIP (formerly DWS Strategic Income VIP) (the “Fund”) in the related Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the DWS Variable Series II Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 80 to the Registration Statement (Form N-1A, No. 33-11802) of our report dated February 14, 2011, on the financial statements and financial highlights of the Fund, included in the DWS Strategic Income VIP Fund’s Annual Report dated December 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 16, 2011